                                                                     EXHIBIT 4.1


                  CERTIFICATE OF DESIGNATION OF VOTING POWER,
                            DESIGNATION PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                        AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS
                                       OF
                         13 1/2% SERIES A AND SERIES B
            SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2010
                                       OF
                         CONCENTRIC NETWORK CORPORATION

                           -------------------------
                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                           -------------------------

          Concentric Network Corporation, a Delaware corporation (the "Company") certifies that pursuant to the authority contained in ARTICLE FOURTH of its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Pricing Committee of the Board of Directors of the Company at a meeting duly called and held on June 3, 1998, acting under the authority granted by the Board of Directors at a meeting duly called and held on May 10, 1998, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:



          RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of two series of preferred stock having a par value of $1.00 per share, which shall be designated as Series A Senior Redeemable Exchangeable Preferred Stock due 2010 (the "Series A Preferred Stock") and Series B Senior Redeemable Exchangeable Preferred Stock due 2010 (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Exchangeable Preferred Stock") each consisting of 295,000 shares, provided that no shares of Series B Preferred Stock may be issued, except upon the surrender and cancellation of such number of shares of Series A Preferred Stock having an aggregate Liquidation Preference equal to the aggregate Liquidation Preference of the shares of Series B Preferred Stock so issued, and each shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

     1.  CERTAIN DEFINITIONS.

          Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be, provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such asset acquisition shall not constitute Acquired Indebtedness.

          "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

          "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or
(ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business of the Company or such Restricted Subsidiary.

          "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Applicable Redemption Price" means a price per share equal to the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case together with accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption if redeemed during the 12-month period commencing on June 1 of each of the years set forth below:

     2003  106.75%
     2004  105.40%
     2005  104.05%
     2006  102.70%
     2007  101.35%
     2008 and thereafter  100.00%

          "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

          "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment; by (ii) the sum of all such principal payments.

          "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capital lease obligation.

          "Capital Stock" means (i) with respect to any Person that is a corporation, and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          "Cash Equivalents" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America,
(ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose short term debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Restricted Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

          "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such

Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or where no "person" or "group" owns, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation); or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Section 9(d).

          "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

          "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

          "Consolidated" means, consolidated in accordance with GAAP.

          "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated subsidiaries for such period as determined in accordance with GAAP.

          "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of (a) the interest expense of such Person and its subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its subsidiaries during such period and (ii) all capitalized interest of such Person and its subsidiaries plus (c) the interest expense actually paid by such Person under any Guaranteed Debt of such Person and any Subsidiary to the extent not included under clause (a)(iv) above, plus (d) the aggregate amount for such period of cash or non-cash dividends on any Disqualified Stock or preferred stock of the Company and its Restricted Subsidiaries, in each case as determined on a Consolidated basis in accordance with GAAP.

          "Consolidated Net Income" means, with respect to any period, the net income of the Company and any Restricted Subsidiary for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication: (a) other than for purposes of calculating the Basket, all extraordinary gains or losses for such period; (b) other than for purposes of calculating the Basket, all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (c) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (f) of this definition); (d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Restricted Subsidiary) for such period, except to the extent the Company's allocation portion of such Person's net income for such period is actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (f) of this definition); (e) the net income (or loss) or any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (f) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its Capital Stock holders.

          "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period; and (c) depreciation, amortization and any other non-cash items for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and any Restricted Subsidiary, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

          "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

          "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

          "Debentures" means the Exchange Debentures and the New Exchange Debentures.

          "Debt to Annualized Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) two times the Consolidated Operating Cash Flow for the latest two fiscal quarters for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash
Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (iii) if the Company or any Restricted Subsidiary shall have in any manner
(x) acquired (through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Restricted Subsidiary).

          "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

          "Disqualified Stock" means, with respect to any person, any Capital Stock (excluding the Exchangeable Preferred Stock) which, by its terms (or by the terms of any security into which it is convertible at the option of the holder thereof or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the earlier of the Mandatory Redemption Date or the date the Exchangeable Preferred Stock is no longer outstanding; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the earlier of the Mandatory Redemption Date or the date the Exchangeable Preferred Stock is no longer outstanding; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the earlier of the Mandatory Redemption Date or the date the Exchangeable Preferred Stock is no longer outstanding shall not constitute Disqualified Stock so long as, in the case of any "change of control" provisions applicable to such Capital Stock, such provisions are no more favorable to the holders of such Capital Stock than the provisions contained in Section 8 hereof and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such shares of Exchangeable Preferred Stock as is required to be repurchased pursuant to
Section 8 hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

          "Exchange Debentures" means the Company's 13 1/2% Series A Senior Subordinated Debentures due 2010, issuable in exchange for the Exchangeable Preferred Stock.

          "Exchange Offer" means the exchange offer of the Series B Preferred Stock for the Series A Preferred Stock or the New Exchange Debentures for the Exchange Debentures, as applicable, pursuant to the Registration Rights Agreement.

          "Existing Senior Notes" means the Company's 12 3/4% Senior Notes due 2007.

          "Existing Senior Notes Indenture" means the Indenture governing the Company's 12 3/4% Senior Notes due 2007, as may be amended from time to time.

          "Existing Senior Notes Maturity Date" means the earlier of: (i) the "Stated Maturity" of the principal of the Existing Senior Notes as such term is used for the purpose of determining whether "Capital Stock" constitutes "Indebtedness" (as such terms are defined in the Existing Senior Notes Indenture) under the Existing Senior Notes Indenture or (ii) December 15, 2007.

          "Fair Market Value" means, with respect to any asset or property, the sale value that would be reasonably expected to be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

          "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the Issue Date.

          "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be Incurred at such time.

          "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accumulated and unpaid dividends, and (viii) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (vii) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Certificate of Designation, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Disqualified Stock. In no event shall "Indebtedness" include any trade payable or other current liabilities arising in the ordinary course of business. The amount of any item of Indebtedness shall be the amount of such Indebtedness properly classified as a liability on a balance sheet prepared in accordance with GAAP.

          "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

          "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Lien" means any mortgage or deed of trust, pledge, lien (statutory or otherwise), security interest, easement, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, other than any lease properly classified as an operating lease under GAAP and intellectual property licensing arrangements.

          "Net Cash Proceeds" means with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 9(b) the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale (or conversion in the case of debt securities or Capital Stock that have been converted) and net of taxes paid or payable as a result thereof.

          "New Exchange Debentures" means the 13 1/2% Series B Senior Subordinated Debentures due 2010 of the Company issued pursuant to the Exchange Offer.

          "Permitted Investment" means: (i) Investments in any Wholly Owned Subsidiary or any Person which, as a result of such Investment, (a) becomes a Wholly Owned Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described in Sections 9(a)(ii)(D) and (G) hereof; (iii) Investments in any of the Exchangeable Preferred Stock; (iv) Investments in Cash Equivalents; (v) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale to the extent such Investments are non-cash proceeds; (vi) Investments in existence on the Issue Date; (vii) guarantees of Indebtedness of a Wholly Owned Subsidiary given by the Company or another Wholly Owned Subsidiary and guarantees of Indebtedness of the Company given by any Restricted Subsidiary, in each case, in accordance with the terms of this Certificate of Designation; (viii) advances to employees or officers of the Company in the ordinary course of business so long as the aggregate amount of such advances shall not exceed $1.0 million outstanding at any one time; (ix) any Investment in the Company by any Restricted Subsidiary of the Company; (x) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary and Investments arising from transactions by the Company or any Restricted Subsidiary with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim); (xi) loans in the ordinary course of business to employees of the Company or a Restricted Subsidiary to purchase Capital Stock of the Company pursuant to the terms of employee stock benefit plans; (xii) Investments the consideration of which is Capital Stock of the Company; (xiii) stock obligations or securities received in satisfaction of judgments; (xiv) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; and (xv) any other Investments in an aggregate amount not to exceed $20.0 million at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of such Investment.

     "Permitted Lien" means:

          (a) any Lien existing as of the Issue Date;

          (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance or arising under worker's compensation laws or similar legislation; (4) good faith deposits in connection with bids, tenders, leases, contracts (other than contracts evidencing Indebtedness); (5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or (7) operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

          (c) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

          (d) any Lien securing Indebtedness permitted under that Section 9(a)(ii)(A) hereof on the cash proceeds of such Indebtedness or on the property, plant or equipment that is purchased, constructed or improved with the direct or indirect proceeds of such Indebtedness (including any attachments, accessions, additions to, or replacements or proceeds of such property, plant or equipment); provided that the aggregate principal amount of such Indebtedness does not exceed the sum of (i) the cost of purchasing, constructing or improving such property, plant or equipment and (ii) the remaining proceeds of such Indebtedness;

          (e) any Lien arising from judgments, decrees or attachments in circumstances not constituting a Voting Rights Triggering Event;

          (f) any Lien securing obligations in connection with Indebtedness permitted under Sections 9(a)(ii)(B) or (C) hereof;

          (g) any Lien in favor of the Company or any Restricted Subsidiary;

          (h) any Lien securing obligations in connection with Acquired Indebtedness; provided that any such Lien does not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets of the Acquired Person covered thereby or the property assets so acquired; any Lien encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary if and to the extent arising in the ordinary course of business, including rights of offset and set-off;

          (i) any Lien in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (j) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or its Restricted Subsidiaries; and

          (k) any Lien securing any extension, renewal, refinancing or replacement, in whole or in part, of any obligation or Indebtedness described in the foregoing clauses (a) through (d) and (f) through (h) so long as no additional collateral is granted as security thereby.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "preferred stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

          "Public Equity Offering" means an underwritten offering of common stock of the Company with gross proceeds to the Company of at least $25.0 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

          "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased at any time after the Issue Date; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

          "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

          "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Initial Purchasers.

          "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

          "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

          "Strategic Investor" means any Person which is (or a controlled Affiliate of any Person which is or a controlled Affiliate of which is) engaged principally in the

Telecommunications Business and which has a Total Market Capitalization of at least $1.0 billion.

          "Subsidiary" means, with respect to any Person, an corporation, association or other business entity (i) of which outstanding Capital Stock having at least the majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and/or any one or more subsidiaries of such Person, or (ii) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and/or one or more subsidiaries of such Person.

          "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in (i) the business of transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) the business of creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) businesses reasonably related or incidental thereto.

          "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and any Restricted Subsidiary, on a Consolidated basis, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

          "Total Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the consolidated Indebtedness of such Person and any Subsidiaries on such day, plus (b) the product of (i) the aggregate number of outstanding shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average closing price of such common stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination, plus (c) the liquidation value of any outstanding shares of preferred stock of such Person on such day. If no such closing price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board to be made available to the holders of Exchangeable Preferred Stock through the Transfer Agent. Notwithstanding the foregoing, unless the Person's Common Stock is listed on any national securities exchange or on the Nasdaq National Market, the "Total Market Capitalization" of the Person shall mean, as of any day of determination, the enterprise value (without duplication) of the Person and any subsidiaries (including the fair market value of their debt and equity), as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form to be made available to the holders of Exchangeable Preferred Stock through the Transfer Agent; provided that for purposes of any such determination, the enterprise value of the Person shall be calculated as if the Person were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

          "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Restricted Subsidiaries provides credit support for Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, (c) such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (v) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be made available to the holders of Exchangeable Preferred Stock through the Transfer Agent a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the fair market value of such Investment as determined in good faith by the Company's Board of Directors. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that
(i) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under Section 9(a) and (ii) all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Subsidiary becomes a Restricted Subsidiary.

          "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

          "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Subsidiary. For the purposes of this definition, any director qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

     2.   RANKING.

          The Exchangeable Preferred Stock shall rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after June 3, 1998 by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with any additional shares of Exchangeable Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after the date of [the Offering Memorandum] by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after June 3, 1998 by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend distributions and distributions upon liquidation, winding- up and dissolution of the Company (collectively referred to as "Senior Securities").

     3.   DIVIDENDS.

          (a) The holders of shares of the Exchangeable Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date accumulating at the rate of 13 1/2% of the Liquidation Preference per share per annum, payable quarterly in arrears on each March 1, June 1, September 1 and December 1 of each year or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding February 15, May 15, August 15 and November 15 (each, a "Record Date"). Dividends may be paid, at the Company's option, by the issuance of additional shares of Exchangeable Preferred Stock (including fractional shares, provided, that the Company may, at its option, pay cash in lieu of issuing fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends; provided that after June 1, 2003, to the extent and so long as the Company is not precluded from paying dividends on the Exchangeable Preferred Stock by the terms of any agreement or instruments governing and then outstanding, the Company shall pay dividends in cash. The issuance of such additional shares of Exchangeable Preferred Stock shall constitute "payment" of the related dividend for all purposes of this Certificate of Designation. The first dividend payment of Exchangeable Preferred Stock shall be payable on September 1, 1998. Dividends payable on the Exchangeable Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30- day months and will be deemed to accumulate on a daily basis on the Liquidation Preference of the Exchangeable Preferred Stock.

          (b) Dividends on the Exchangeable Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Company shall take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Exchangeable Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

          (c) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Exchangeable Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Exchangeable Preferred Stock. Unless full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Exchangeable Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

     4.   LIQUIDATION RIGHTS.

          Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Exchangeable Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Exchangeable Preferred Stock held by such holder, plus accrued and unpaid dividends and Liquidated Damages (as defined in the Registration Rights Agreement), if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accumulated dividends and Liquidated Damages, if any, to which holders of Exchangeable Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Securities are not paid in full, the holders of the Exchangeable Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

     5.   REDEMPTION BY THE COMPANY.

          (a) On June 1, 2010 (the "Mandatory Redemption Date"), the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchangeable Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption. The Company shall not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock. The Company shall take all actions required or permitted under the DGCL to permit such redemption.

          (b) Except as set forth below, the Exchangeable Preferred Stock may not be redeemed at the option of the Company prior to June 1, 2003. The Exchangeable Preferred Stock will be subject to redemption at any time on or after June 1, 2003, at the option of the Company, in whole or in part, at the Application Redemption Price. In addition, at any time prior to June 1, 2001, the Company may use the net proceeds of one or more Public Equity Offerings or the sale of Common Stock (other than Disqualified Stock) of the Company to a Strategic Investor in a single transaction or a series of related transactions, to redeem up to an aggregate of 35% of the shares of Exchangeable Preferred Stock then outstanding (whether initially issued or issued in lieu of cash dividends) at a redemption price equal to 113 1/2% of the Liquidation Preference per share, plus accumulated and unpaid dividends thereon and Liquidated Damages, if any, to the redemption date; provided that at least 65% of the shares of Exchangeable Preferred Stock initially issued remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 45 days after the related Public Equity Offering and must consummate such redemption within 60 days of the closing of the Public Equity Offering.

          (c) In case of redemption of less than all of the shares of Exchangeable Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Company in its sole discretion.

          (d) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (including the Mandatory Redemption Date, the "Redemption Date"), by first class mail, postage prepaid, to all holders of record of the Exchangeable Preferred Stock at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Exchangeable Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Exchangeable Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the Applicable Redemption Price; (iv) the number of shares of Exchangeable Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (vi) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

          (e) If notice has been mailed in accordance with Section 5(d) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Exchangeable Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Exchangeable Preferred Stock, and all rights of the Holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

          (f) Any funds deposited with a bank or trust company for the purpose of redeeming Exchangeable Preferred Stock shall be irrevocable except that:

              (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

              (ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Exchangeable Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

          (g) No Exchangeable Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

          (h) Notwithstanding the foregoing provisions of this Section 5, unless the full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Exchangeable Preferred Stock shall be redeemed unless all outstanding shares of Exchangeable Preferred Stock are simultaneously redeemed.

          (i) All shares of Exchangeable Preferred Stock redeemed pursuant to this Section 5 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Exchangeable Preferred Stock.

     6.   EXCHANGE.

          (a) The Company may, at its option, on any Dividend Payment Date, exchange, in whole, but not in part, the then outstanding shares of Exchangeable Preferred Stock for Debentures with a principal amount equal to the aggregate Liquidation Preference of the Exchangeable Preferred Stock to be issued pursuant to an indenture (the "Indenture") in substantially the form of Exhibit A to the certificate of the Company dated June 8, 1998 provided to the Transfer Agent setting forth the form of Indenture to be entered into and dated on or as of such Dividend Payment Date between the Company and a trustee to be named by the Company (the "Trustee"); provided, that on the date of such exchange (i) there are no accumulated and unpaid dividends and Liquidated Damages, if any, on the Exchangeable Preferred Stock (including the dividends payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Indenture) would exist under the Indenture or would be caused thereby and; (iv) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), if such qualification is required at the time of exchange; and (v) the Company shall have delivered a written opinion of counsel to the Trustee (as defined) to the effect that all conditions to be satisfied prior to such exchange have been satisfied and otherwise as to the matters described in Section 6(e).

          (b) Upon any exchange pursuant to the preceding paragraph, holders of outstanding Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Debentures for each $1.00 of the aggregate Liquidation Preference of Exchangeable Preferred Stock held by them. The Debentures will be issued in registered form, without coupons. The Debentures shall be issuable in principal amounts of $1,000 and integral multiples thereof to the extent possible, and shall also be issuable in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder. Notice of the intention to exchange shall be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the date fixed for the exchange (the "Exchange Date"), by first class mail, postage prepaid, to each holder of record of Exchangeable Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which the Exchangeable Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Exchangeable Preferred Stock to be exchanged will cease to accumulate on the Exchange Date.

          (c) A holder delivering Exchangeable Preferred Stock for exchange shall not be required to pay any taxes or duties in respect of the issue or delivery of Debentures on exchange but shall be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the Debentures in a name other than that of the holder of the Exchangeable Preferred Stock. Certificates representing Debentures shall not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

          (d) If notice of any exchange has been properly given, and if on or before the Exchange Date the Debentures have been duly executed and authenticated and an amount in cash or additional shares of Exchangeable Preferred Stock (as applicable) equal to all accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the shares of Exchangeable Preferred Stock to be exchanged shall no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Exchangeable Preferred Stock, and all rights of the holders thereof as stockholders of the Company shall cease, except the right of the holders to receive upon surrender of their certificates the Debentures and all accrued interest, if any, thereon to the Exchange Date.

          (e) As a condition to the exercise of the exchange rights described in this Section 6, the Company shall deliver a written opinion of counsel to the Trustee as to the due authorization, execution, delivery and enforceability of both the Debentures and the Indenture and as to the compliance by the Company with the provisions hereof.

     7.   VOTING RIGHTS.

          (a) The holders of record of shares of the Exchangeable Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 7.

          (b)  Upon:

                    (i) the accumulation of dividends remaining unpaid either in cash or by the issuance of additional shares of Exchangeable Preferred Stock on the outstanding Exchangeable Preferred Stock in an amount equal to six (6) quarterly dividends (whether or not consecutive);

                    (ii) the failure of the Company to satisfy any mandatory redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer (as defined)) with respect to the Exchangeable Preferred Stock;

                    (iii) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below in Section 8 hereof;

                    (iv) the failure of the Company to comply with any of the other covenants or agreements set forth in this Certificate of Designation and the continuance of such failure for 60 consecutive days or more after notice from the holders of at least 25% of the Exchangeable Preferred Stock; or

                    (v) any (i) default by the Company or any Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $5.0 million under any agreement, indenture or instrument evidencing Indebtedness when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (ii) event of default as defined in any agreement, indenture or instrument of the Company evidencing Indebtedness in excess of $5.0 million shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated (each of the events described in clauses (i), (ii), (iii), (iv) and (v) being referred to herein as a "Voting Rights Triggering Event");

then the holders of a majority of the outstanding shares of Exchangeable Preferred Stock, voting as a separate single class, shall be entitled to elect two members to the Board of Directors of the Company and the number of members of the Company's Board of Directors shall be immediately and automatically increased by two. The voting rights provided for in this Section 7 shall be the exclusive remedy for the holders of the Exchangeable Preferred Stock for any violation by the Company of its obligations under this Certificate of Designation that constitutes an Event of Default.

          (c) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Exchangeable Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the holders of

Exchangeable Preferred Stock. Such right of the holders of Exchangeable Preferred Stock to elect directors may be exercised until (i) all dividends in arrears shall have been paid in full and (ii) all other Voting Rights Triggering Events have been cured or waived, at which time the term of such directors previously elected shall thereupon terminate, and such directors shall be deemed to have resigned.

          (d) At any time when such voting right shall have vested in the holders of Exchangeable Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of holders of record of 25% or more of the Exchangeable Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of Exchangeable Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 25% of the shares of Exchangeable Preferred Stock then outstanding may designate in writing a holder of Exchangeable Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such holder. Any holder of Exchangeable Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 7. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

          (e) If any director so elected by the holders of Exchangeable Preferred Stock shall cease to serve as a director before his term shall expire, the holders of Exchangeable Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

     8.   CHANGE OF CONTROL.

          (a) If a Change of Control shall occur at any time, then, subject to
Section 8(f), each holder of Exchangeable Preferred Stock shall have the right to require that the Company purchase such holder's Exchangeable Preferred Stock in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash, in an amount equal to 101% of the principal amount of such Exchangeable Preferred Stock or portion thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below in this Section 8 (the "Change of Control Offer").

          (b) The Change of Control Offer shall include all instructions and materials necessary to enable holders to tender their shares of Exchangeable Preferred Stock.

          (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchangeable Preferred Stock as a result of a Change of Control.

          (d) Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating:

              (i) that the Change of Control Offer is being made pursuant to this Section 8, that all shares of Exchangeable Preferred Stock tendered will be accepted for payment, the date of such event and the circumstances and relevant facts regarding such Change of Control;

              (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with the Exchange Act (the "Change of Control Payment Date");

              (iii) that any share of Exchangeable Preferred Stock not tendered will continue to accumulate dividends;

              (iv) that, unless the Company fails to pay the Change of Control Payment, all shares of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

              (v) that holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Exchangeable Preferred Stock, with the form entitled "Option of Holder to Elect Purchase" which shall be included with the Notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

              (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Exchangeable Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such shares purchased; and

              (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

          (e) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all shares of Exchangeable Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer,
(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Exchangeable Preferred Stock or portions thereof so tendered and (iii) deliver or cause to be delivered to the Transfer Agent the shares of Exchangeable Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Exchangeable Preferred Stock or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each holder of Exchangeable Preferred Stock so tendered the Change of Control Payment for such Exchangeable Preferred Stock, and the Transfer Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Exchangeable Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Exchangeable Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (f) The Company shall not be required to make a Change of Control Offer upon a Change of Control if either (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8 applicable to a Change of Control Offer made by the Company and purchases all shares of Exchangeable Preferred Stock validly tendered and not withdrawn under such Change of Control Offer or (ii) the date on which such Change of Control Offer would otherwise be required to be made is on or prior to the Existing Senior Notes Maturity Date.

          (g) If the date on which a Change of Control Offer otherwise would be required to be made is on or prior to the Existing Senior Notes Maturity Date, then, in lieu of any such Change of Control Offer, holders of two-thirds of the Exchangeable Preferred Stock will be entitled to designate an Independent Financial Advisor (as defined below) to determine, within 20 days of such designation, in the opinion of such firm, the appropriate dividend rate that the Exchangeable Preferred Stock should bear so that, after such reset, the Exchangeable Preferred Stock would have a market value of 101% of the Liquidation Preference. If, for any reason and within 15 days of the designation of an Independent Financial Advisor by the holders, such Independent Financial Advisor is unacceptable to the Company, the Company may designate a second Independent Financial Advisor to determine, within 15 days of such designation, in its opinion, such an appropriate reset dividend rate for the Exchangeable Preferred Stock. In the event that the two Independent Financial Advisors cannot agree, within 25 days of the designation of an Independent Financial Advisor by the holders of two-thirds of the Exchangeable Preferred Stock, on the appropriate reset dividend rate, the two Independent Financial Advisors shall, within 10 days of such 25th day, designate a third Independent Financial Advisor, which, within 15 days of designation, will determine, in its opinion, such an appropriate reset rate which is between the two rates selected by the first two Independent Financial Advisors; provided, however, that the reset rate shall in no event be less than 13 1/2% per annum nor greater than 15 1/2% per annum. The reasonable fees and expenses, including reasonable fees and expenses of legal counsel, if any, and customary indemnification, of each of the three above-referenced Independent Financial Advisors shall be borne by the Company. Upon the determination of the reset rate, the Exchangeable Preferred Stock shall accrue and cumulate dividends at the reset rate as of the date of occurrence of the Change of Control.

"Independent Financial Advisor" means a United States investment banking firm of national standing in the United States which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in the Company.

     9.   CERTAIN COVENANTS.

          The sole remedy to holders of Exchangeable Preferred Stock in the event of a breach of any of the covenants described below and the continuation of such failure for 60 days following receipt of written notice thereof from the holders of 25% of the Exchangeable Preferred Stock outstanding will be the voting rights arising from a Voting Rights Triggering Event, and such breach by the Company will not cause any action taken by the Company to be invalid or unauthorized under its charter documents.

          (a)  Limitation on Indebtedness.

               (i) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (other than the Exchangeable Preferred Stock); provided, however, that the Company may Incur Indebtedness, and the Company or any Restricted Subsidiary may Incur Acquired Indebtedness, if, at the time of such Incurrence, the Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 5.5 to 1.0 prior to December 15, 2000, or less than or equal to 5.0 to 1.0 after December 15, 2000.

               (ii) The foregoing limitations of Section 9(a)(i) will not apply to Incurrence of Indebtedness permitted under any of the following ("Permitted Indebtedness"), each of which shall be given independent effect:

                     (A) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (other than Acquired Indebtedness) consisting of Capital Lease Obligations, Purchase Money Obligations, mortgage financings or other obligations incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement of property, plant or equipment used in connection with the Telecommunications Business or a credit facility or a master lease arrangement entered into for the purpose of providing such financing, provided that such Indebtedness does not exceed the lesser of the Fair Market Value (determined at the time of the consummation of the purchase, construction or improvement of such property, plant or equipment), or the purchase price of such property, plant or equipment;

                     (B) Indebtedness of the Company or any of its Restricted Subsidiaries, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of such Indebtedness shall not exceed $50.0 million outstanding at any one time in the aggregate;

                     (C) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (other than secured Acquired Indebtedness) in an aggregate principal amount not to exceed, at any one time outstanding, 2.0 times the Net Cash Proceeds received by the Company from the issuance and sale of any class or series of its Capital Stock (other than Disqualified Stock) on and after the Issue Date plus the Fair Market Value of any of its Capital Stock (other than Disqualified Stock) issued on and after the Issue Date in connection with the acquisition of an equity interest in a Telecommunications Business or assets used in a Telecommunications Business; provided that such Indebtedness does not mature prior to the Mandatory Redemption Date or have an Average Life to Stated Maturity that is shorter than the period then remaining prior to the Mandatory Redemption Date;

                    (D) Indebtedness of the Company or any Restricted Subsidiary entered into in the ordinary course of business (I) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as the notional principal amount of such Interest Rate Agreements do not exceed the aggregate principal amount of such Indebtedness then outstanding, (II) under any Currency Hedging Arrangements designed to protect the Company or any Restricted Subsidiary against fluctuations in the value of any currency or (III) under any Commodity Price Protection Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in the price of any commodity;

                    (E) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance or advance payment bonds and appeal or surety bonds;

                    (F) Indebtedness existing on the Issue Date;

                    (G) the Incurrence of (a) Indebtedness of any Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary and (b) Indebtedness of the Company owed to and held by any Restricted Subsidiary; and

                    (H) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (A), (B), (C), (F) and (G) of this paragraph (ii) of this covenant including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing.

               (iii) For purposes of determining any particular amount of Indebtedness under this Section 9(a), guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

               (iv) For purposes of determining compliance with this Section 9(a), in the event that an item of Indebtedness may be Incurred through paragraph (i) of this Section 9(a) or by meeting the criteria of one or more of the types of Indebtedness described in paragraph (ii) of this
     Section 9(a) (or the definitions of the terms used therein), the Company, in its sole discretion, (A) may classify such item of Indebtedness under and comply with either of paragraphs (i) or (ii) (or any of such definitions), as applicable, (B) may classify and divide such item of Indebtedness into more than one of paragraphs (i) or (ii) (or definitions), as applicable, and (C) may elect to comply with such paragraphs (or definitions), as applicable, in any order.

          (b) Limitation on Restricted Payments.

               (i) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

                    (A) declare or pay any dividend on, or make any distribution on any shares of the Company's Capital Stock that are Junior Securities (other than dividends or distributions payable solely in shares of its Qualified Capital Stock that are Junior Securities or in options, warrants or other rights to acquire shares of such Qualified Capital Stock that are Junior Securities);

                    (B) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock that are Junior Securities;

                    (C) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than
          (I) to the Company or any of its Wholly Owned Subsidiaries or (II) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis); or

                    (D) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing actions described in clauses (A) through (D), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless
(1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Voting Rights Triggering Event shall have occurred and be continuing; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under Section 9(a); and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the Issue Date, does not exceed the sum of the following (the "Basket"):

                    (A) (i) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment less (ii) 150% of cumulative Consolidated Interest Expense determined for the period (treated as one accounting period) commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is required to be available;

                    (B) the sum of (i) (x) capital contributions to the Company after the Issue Date or (y) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (B) or (C) of paragraph (ii) below);

                    (C) the aggregate Net Cash Proceeds received after the Issue Date by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company;

                    (D) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the conversion or exchange, if any, of debt securities or Disqualified Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Disqualified Stock were issued after the Issue Date, the aggregate of Net Cash Proceeds from their original issuance; and

                    (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment, an amount equal to the return of capital with respect to such Investment and the initial amount of such Investment.

               (ii) Notwithstanding the foregoing, and in the case of clauses
     (B) and (C) below, so long as there is no Voting Rights Triggering Event continuing, the foregoing provisions shall not prohibit the following actions (each of clauses (A) through (C) being referred to as a "Permitted Payment"):

                    (A) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a Permitted Payment for purposes of the calculation required by paragraph (a) of this Section;

                    (B) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company that are Junior Securities in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Restricted Subsidiary) of, other shares of Qualified Capital Stock of the Company that are Junior Securities; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

                    (C) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Restricted Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases in any calendar year shall not exceed $1.0 million and $5.0 million in the aggregate.

          (c) Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make any Investment in the Company or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for: (a) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; (b) encumbrances or restrictions (I) by reason of applicable law, or (II) under this Certificate of Designation; (c) customary non-assignment provisions of any contract or lease of any Restricted Subsidiary entered into in the ordinary course of business; (d) encumbrances or restrictions imposed pursuant to contracts entered into in connection with Permitted Liens; (e) any encumbrance or restriction imposed pursuant to contracts for the sale of assets with respect to the assets to be sold pursuant to such contract; and (f) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (e), or in this clause (f), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

          (d) Consolidation, Merger, Sale of Assets.

          The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation in the case of a consolidation or merger involving the Company or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes all the obligations of the Company under the Exchangeable Preferred Stock and Series B Preferred Stock; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Voting Rights Triggering Event will have occurred and be continuing; and (iii) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of Section 9(a). Notwithstanding the foregoing, the Company (i) may merge or consolidate with any of its Restricted Subsidiaries, and (ii) the Company may merge or consolidate into any Person in a transaction designed solely for the purpose of effecting a change in the jurisdiction of incorporation of the Company within the United States of America.

          In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Entity, such Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from all obligations and covenants under the Exchangeable Preferred Stock and Series B Preferred Stock.

          (e) Limitation on Transactions with Affiliates.

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Wholly Owned Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be reasonably expected to be available in a comparable transaction in arm's-length dealings with an unrelated third party, (ii) with respect to any transaction or series of related transactions involving aggregate value in excess of $5.0 million, the Company delivers an officers' certificate to the Transfer Agent certifying that such transaction or series of related transactions complies with clause (i) above, and (iii) with respect to any transaction or series of related transactions involving aggregate value in excess of $10.0 million, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) the Company delivers to the Transfer Agent a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view; provided, however, that this provision shall not apply to: (i) compensation and employee benefit arrangements with any officer, director or employee of the Company, including under any stock option or stock incentive plans, in the ordinary course of business; (ii) any transaction solely between or among the Company and/or any Restricted Subsidiaries, if such transaction is otherwise in compliance with this Certificate of Design and is on fair and reasonable terms; (iii) any transaction otherwise permitted by the terms of Section 9(b) hereof; (iv) the execution and delivery of or payments made under any tax sharing agreement between or among any of the Company and any Restricted Subsidiary; (v) licensing or sublicensing of use of any intellectual property by the Company or any Restricted Subsidiary to any Restricted Subsidiary of the Company; provided that the licensor shall continue to have access to such intellectual property to the extent necessary for the conduct of its respective business; (vi) arrangements between the Company and any Restricted Subsidiary of the Company for the purpose of providing services or employees to such Restricted Subsidiary; (vii) any transaction entered into for the purpose of granting or altering registration rights with respect to the Capital Stock of the Company; and (viii) any transaction or series of related transactions entered into prior to the Issue Date.

          (f) Provision of Financial Statements.

          Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the
"Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost. So long as any of the Series A Preferred Stock remain outstanding, the Company will make available to any prospective purchaser of Series A Preferred Stock or beneficial owner of Series A Preferred Stock in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Series A Preferred Stock for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Series A Preferred Stock pursuant to an effective registration statement under the Securities Act.

     10.  AMENDMENT.

          (a) The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) voting or consenting as the case may be, as one class:

              (i) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities;

              (ii) amend or otherwise alter this Certificate of Designation (including the provisions of Section 8 hereof) in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Exchangeable Preferred Stock; or

              (iii) waive any existing Voting Rights Triggering Event or compliance with any provision of this Certificate of Designation; provided, however, that the Company may not amend the Change of Control provisions of this Certificate of Designation (including the related definitions) without the approval of the holders of all of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class.

          (b) Without the consent of each holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Exchangeable Preferred Stock held by a non-consenting holder):

              (i) alter the voting rights with respect to the Exchangeable Preferred Stock or reduce the number of shares of Exchangeable Preferred Stock whose holders must consent to an amendment, supplement or waiver;

              (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Exchangeable Preferred Stock or alter the provisions with respect to the redemption of the Exchangeable Preferred Stock;

              (iii) reduce the rate of or change the time for payment of dividends on any share of Exchangeable Preferred Stock;

              (iv) waive the consequences of any failure to pay dividends on the Exchangeable Preferred Stock;

              (v) make any share of Exchangeable Preferred Stock payable in any form other than that stated in this Certificate of Designation;

              (vi) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of holders of Exchangeable Preferred Stock to receive the Liquidation Preference and dividends on the Exchangeable Preferred Stock;

              (vii) waive a redemption payment with respect to any share of Exchangeable Preferred Stock (except as provided with respect to Section 8 hereof); or

              (viii) make any change in the foregoing amendment and waiver provisions.

          (c) The Company in its sole discretion may without the vote or consent of any holders of the Exchangeable Preferred Stock amend or supplement this Certificate of Designation:

              (i) to cure any ambiguity, defect or inconsistency;

              (ii) to provide for uncertificated Exchangeable Preferred Stock in addition to or in place of certificated Exchangeable Preferred Stock;

     or

              (iii) to make any change that would provide any additional rights or benefits to the holders of the Exchangeable Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such holder.

          Except as set forth above, the creation, authorization or issuance of, or the increase or decrease in the authorized amount of, capital stock of any class, including any preferred stock, shall not require the consent of the holders of the Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Exchangeable Preferred Stock.

     11.  EXCLUSION OF OTHER RIGHTS.

          Except as may otherwise be required by law, the shares of Exchangeable Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Exchangeable Preferred Stock shall have no preemptive or subscription rights.

     12.  HEADINGS OF SUBDIVISIONS.

          The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     13.  SEVERABILITY OF PROVISIONS.

          If any voting powers, preferences and relative, participating, optional and other special rights of the Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

     14.  FORM OF EXCHANGEABLE PREFERRED STOCK.

          (a) The Exchangeable Preferred Stock shall initially be issued in the form of one or more Global Securities ("Global Securities"). The Global Securities shall be deposited on the Issue Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to as the "Global Security Holder").

          (b) So long as the Global Security Holder is the registered owner of any Exchangeable Preferred Stock, the Global Security Holder will be considered the sole holder under this Certificate of Designation of any shares of Exchangeable Preferred Stock evidenced by the Global Security. Beneficial owners of shares of Exchangeable Preferred Stock evidenced by the Global Security shall not be considered the owners or holders thereof under this Certificate of Designation for any purpose.

          (c) Payments in respect of the Liquidation Preference, dividends and Liquidated Damages, if any, on any Exchangeable Preferred Stock registered in the name of the Global Security Holder on the applicable record date shall be payable by the Company to or at the direction of the Global Security Holder in its capacity as the registered holder under this Certificate of Designation. The Company may treat the persons in whose names Exchangeable Preferred Stock, including the Global Security, are registered as the owners thereof for the purpose of receiving such payments.

          (d) Any person having a beneficial interest in a Global Security may, upon request to the Transfer Agent, exchange such beneficial interest for Exchangeable Preferred

Stock in the form of registered definitive certificates (the "Certificated Securities"). Upon any such issuance, the Transfer Agent shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the holders in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of Exchangeable Preferred Stock in the form of Certificated Securities under this Certificate of Designation, then, upon surrender by the Global Security Holder of its Global Security, Exchangeable Preferred Stock in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the beneficial owner of the related Exchangeable Preferred Stock. Each Certificated Security shall bear a legend in substantially the following form:

          "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO (A) OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY ONLY (1) TO THE COMPANY, (2) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (3) TO A PERSON IT REASONABLY BELIEVES IS A
          "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (4) TO AN INSTITUTIONAL "ACCREDIT INVESTOR" (AS DEFINED IN RULE 501(a)(1),
          (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT (AN "IAI") THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRANSFER AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRANSFER AGENT) OR (5) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (AND

          BASED ON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), SUBJECT IN EACH OF THE FOREGOING CASES TO APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

          (e) Each Global Security shall bear a legend in substantially the following form:


          "UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR A SECURITY IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. THE DEPOSITARY TRUST COMPANY SHALL ACT AS THE DEPOSITARY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY AND THE TRANSFER AGENT. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

          (f) The shares of Exchangeable Preferred Stock and the Debentures issuable upon exchange thereof will bear a legend to the following effect, unless the Company determines otherwise in compliance with applicable law:


          "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED

          HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT
          (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR
          (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Henry R. Nothhaft, Chairman of the Board, President and Chief Executive Officer of the Company and attested by Michael F. Anthofer, Senior Vice President and Chief Financial Officer of the Company, this 4th day of June, 1998.

                              CONCENTRIC NETWORK CORPORATION


                              By:    _______________________________
                                     Name:  Henry R. Nothhaft
                                     Title: Chairman of the Board, President and
                                            Chief Executive Officer

ATTEST:



By:  _______________________
Name:  Michael F. Anthofer
Title: Senior Vice President and Chief
       Financial Officer